Exhibit 10.1

Lender Agreement

This Lender Agreement ("Agreement") is entered into by and between OrangeHook, Inc. ("OrangeHook"), a Florida corporation with headquarter offices at 319 Barry Ave. S., Ste. 300, Wayzata, MN 55391 and Richard Bernstein ("Bernstein") of 2040 Kimberly Court N., Plymouth, MN 55447 (collectively, the "Parties") on March 2, 2017 ("Date of Origination").

The Parties agree as follows:

1.
By lender agreement dated January 19, 2017 (see attached), OrangeHook acknowledges that the loan amount of $300,000 ("Loan 1") plus accrued interest of $26,400 (44 days at $600 per day) remains due as of March 2, 2017. Additional interest equal to 20 bps per day will continue to accrue until the loan balance is repaid.

2.
In consideration for an additional loan dated March 2, 2017 from Bernstein in the amount of $300,000 ("Loan 2"), OrangeHook will pay Bernstein 20 basis points per day until the Loan2 is repaid no later than March 17, 2017 ("Loan Period"); provided, however, that the amount owed to Bernstein will be a minimum of $9,000 in interest, even if the Loan is repaid prior to fifteen (15) days from the Date of Origination of Loan2.

3.	The maturity date of both Loan 1 and Loan 2, as well as all accrued and unpaid interest, is March 17, 2017.

4.
This Agreement supersedes all prior negotiations, commitments, agreements and writings with respect to the subject matter hereof except the Confession of Judgment and Personal Guaranty each dated March 2, 2017. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

Agreed to and Accepted By:

OrangeHook, Inc.

/s/ David C. Carlson	Date: 3/2/17
David C. Carlson
Title: CFO

/s/ Richard Bernstein	Date: 3/2/17
Richard Bernstein